UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 27, 2019 (December 23, 2019)

Diamond S Shipping Inc.

(Exact name of registrant as specified in charter)

Republic of the Marshall Islands	1-38771	98-1480128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Benedict Place, Greenwich, CT		06830
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 413-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.001 par value per share	DSSI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 27, 2019, Diamond S Shipping Inc. (the “Company”) refinanced certain of its existing indebtedness (the “Refinancing”) with the proceeds of a new Credit Agreement, dated December 23, 2019 (the “Credit Agreement”), by and among Nordea Bank Abp, New York Branch, as administrative agent and collateral agent, each of the lenders from time to time party thereto and the Company, consisting of a new $375 million term loan (the “New Term Loan”) and a new $150 million revolving credit facility (the “New Revolving Facility”). The New Term Loan and the New Revolving Facility mature on December 27, 2024. The Credit Agreement bears interest at LIBOR plus a margin of 2.5%. The repayment profile reflects a 17-year, age-adjusted amortization and the first amortization period begins on March 31, 2020 and is secured by, inter alia, mortgages over 10 Suezmax vessels and 26 medium range vessels.

The Credit Agreement includes covenants relating to, among other things, the ability to incur indebtedness, the ability to pay dividends, maintaining a minimum cash balance, collateral maintenance, maintaining a net debt to capitalization ratio and other customary restrictions. The Credit Agreement provides for customary events of default.

Some of the lenders under the Credit Agreement and/or their affiliates have or may in the future have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting and commercial banking, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Refinancing, effective as of December 27, 2019, the Company has terminated and repaid amounts outstanding under (i) its $460 million senior secured term loan facility due June 2021, (ii) its $235 million senior secured financing facility due August 2021, consisting of a term loan of $220 million and a revolving loan of  $15 million, and (iii) its $75 million senior secured term loan facility due March 2023. The Company incurred no termination penalties in connection with the early termination of these facilities but expects to recognize a non-cash charge of approximately $4.1 million representing the write-off of deferred financing costs.

Some of the lenders under these facilities and/or their affiliates have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting and commercial banking, for which the lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On December 27, 2019, the Company issued a press release announcing the entry of the parties into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of December 23, 2019, by and among Diamond S Shipping Inc., the lenders from time to time party thereto and Nordea Bank Abp, New York Branch, as administrative agent and collateral agent.
99.1	Press Release, dated December 27, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND S SHIPPING INC.

By:	/s/ Lorraine Annucci
Name: Lorraine Annucci Title: VP Accounting

Date: December 27, 2019